Exhibit 10.31

AGILENT TECHNOLOGIES, INC.

2010 PERFORMANCE-BASED COMPENSATION PLAN
FOR COVERED EMPLOYEES

(As Adopted on November 18, 2009)

1.             PURPOSE

The purpose of the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees (as amended from time to time, the “Plan”) is to reward and recognize eligible employees for their contributions towards the achievement by Agilent Technologies, Inc. (the “Company”) of certain Performance Goals (as defined below). The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”).  However, the Company can not guarantee that awards under the Plan will qualify for exemption under Code Section 162(m) and circumstances may present themselves under which awards under the Plan do not comply with Code Section 162(m). The adoption of the Plan is subject to the approval of the Company’s shareholders.

2.             DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)           “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.

(b)           “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(c)           “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)           “Committee” means the Compensation Committee of the Board or another Committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).

(e)           “Participant” means any employee of the Company or its Affiliates who is designated as a Participant (either by name or by position) by the Committee.

(f)            “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Committee in accordance with Code Section 162(m): (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on invested capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions and savings and expense management; and (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals, and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions, each with respect to the Company and/or one or more of its Affiliates or operating units.

(g)           “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion.  The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

3.             ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the Plan, and the payment of Awards.  The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan.  The decisions of the Committee shall be final and binding on all parties making claims under the Plan.

4.             ELIGIBILITY

Employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.             AMOUNT OF AWARDS

(a)           With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s).  In order to qualify as performance-based compensation, the establishment of the Performance Period(s), the applicable Performance Goals and the targets must occur in compliance with and to the extent required by the rules and regulations of Code Section 162(m).

(b)           The maximum amount of any Awards that can be paid under the Plan to any Participant with respect to any 12-month performance cycle is $10,000,000.

(c)           The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

The reduction of an Award otherwise payable to a Participant with respect to a Performance Period shall have no effect on the Award payable to any other Participant for such Performance Period.

6.             PAYMENT OF AWARDS

Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award; provided that no Award shall become payable to a Participant with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, payment shall occur no later than the 15th day of the third month following the end of the Company’s taxable year in which the payment was earned.

7.             CHANGES IN STATUS

(a)           Except as may be otherwise determined by the Committee in its sole discretion, the payment of an Award with respect to all or a portion of a specific Performance Period, as applicable, requires that the employee be on the Company’s payroll in active service as of the end of such Performance Period unless the Participant is not in active service on the last day of the Performance Period due to retirement, workforce management, total and permanent disability or death, in which case the Participant will be eligible to receive a prorated Award for days worked with respect to the Performance Period to the extent that the relevant Performance Goals have been met. A Participant who becomes ineligible for this Plan after the start of the Performance Period is eligible to receive a prorated Award for days worked, except as provided in Section 7(b).

(b)           A Participant will forfeit any Award for a Performance Period during which a Participant is involuntarily terminated for cause or voluntarily terminates his employment with the Company for reasons other than death, total and permanent disability, workforce management or retirement, at the age and service-year level set by the Company or the local law requirements where the Participant is employed.

8.             RECOUPMENT

Any Award paid under the Plan is subject to the terms of the Agilent Technologies Executive Compensation Recoupment Policy, or any successor policy thereto, in the form approved by the Committee as the date of grant (the “Policy”), if and to the extent that the Policy by its terms applies to the Award and the Participant.

9.             GENERAL

(a)           TAX WITHHOLDING.  The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments.  The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b)           CLAIM TO AWARDS AND EMPLOYMENT RIGHTS.  Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities.  Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c)           BENEFICIARIES.  To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative.  A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d)           NONTRANSFERABILITY.  A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e)           INDEMNIFICATION.  Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct.  Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f)            EXPENSES.  The expenses of administering the Plan shall be borne by the Company.

(g)           TITLES AND HEADINGS.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(h)           INTENT.  The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C).  If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(i)            GOVERNING LAW.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable federal law.  No Award made under the Plan shall be intended to be deferred compensation under Code Section 409A and will be interpreted accordingly.

(j)            AMENDMENTS AND TERMINATION.  The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination.  The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.